Exhibit 10.1

EPIX Pharmaceuticals, Inc.

Named Executive Officers Bonus Awards and Plans

On January 31, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of EPIX Pharmaceuticals Inc. (“EPIX”) determined cash bonuses for EPIX’ executive officers for 2004.  On May 5, 2005, the Committee determined the 2005 annual bonus incentive targets for EPIX’ executive officers.

Beginning in 1998, the Company started an annual bonus incentive plan.  The Company’s executive officers are eligible for an annual cash bonus which is based primarily on corporate achievements and individual performance objectives that are established at the beginning of each year.  The targeted bonus level for the Chief Executive Officer is 35% of annual salary.  After the completion of the year, the Compensation Committee reviews the attainment of corporate and individual objectives and awards bonuses up to 150% of the targeted bonus level in the first quarter of the subsequent year, based on the extent to which corporate objectives were met or exceeded and individual contributions to the Company’s overall performance.

On January 31, 2005, the Committee determined 2004 incentive bonuses for EPIX’ executive officers based on corporate and individual performance.  The Committee evaluated the achievement of the corporate component of the bonus based on the Committee’s assessment of 2004 corporate achievements as set by the Board of Directors in early 2004.  The Committee, along with the Chief Executive Officer and President & Chief Operating Officer, also evaluated the individual performance of each of the remaining executive officers.

The Company made progress in 2004 in moving its lead product, MS-325, through the U.S. regulatory process and in supporting Schering in its non-U.S. regulatory submissions, but fell short of achieving several key goals.  The Company also made progress in developing MS-325 for other uses and in moving its second product, EP-2104R into the clinic.  In January 2005, the Company received an approvable letter from the FDA for MS-325 in which the FDA requested additional clinical studies to demonstrate efficacy prior to approval.  The Company is continuing its dialogue with the FDA in order to determine the next steps it will need to take in the regulatory pathway for MS-325.  These matters were taken into account by the Compensation’s Committee in its review of the Company’s achievements during 2004 relating to the value of the Company’s current pipeline and building for growth.  As a result, the Compensation Committee based bonus awards on an overall corporate performance factor of 42%.

The following table sets forth the 2004 year-end cash bonuses for each named executive officer during 2004:

Named Executive Officer	Position	2004 Bonus

Michael D. Webb	Chief Executive Officer	$49,125

Andrew C.G. Uprichard, M.D.	President & Chief Operating Officer	$34,878	(1)

Peyton J. Marshall. Ph.D.	Sr. Vice President, Finance & Chief Financial Officer	$36,114

Robert Weisskoff, Ph.D.	Former Vice President, Business Development	$23,901

Alan P. Carpenter, Ph.D., J.D.	Vice President, Legal and Government Affairs	$32,156

Gregg Mayer	Vice President, Corporate Relations	$25,294

Thomas McMurry, Ph.D.	Vice President, Research	$28,312

(1) Dr. Uprichard’s signing bonus of $20,000 on joining the Company in July 2004 is not reflected in this number.

Total cash bonuses, factoring in both individual and corporate performance, were awarded to executive officers at a level of 47% of target for 2004 performance.

On May 5, 2005 the Compensation Committee approved the 2005 corporate performance goals applicable to the Company’s executive officers and other employees eligible to receive cash bonuses.  2005 cash bonuses will be based on a formula that takes into account corporate performance goals, including regulatory and other development milestones for MS-325, development milestones for EP-2104R and objectives relating to building the Company’s product pipeline.